UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(A) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Under Rule § 240.14a-12
PDF SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing proxy statement, if other than the Registrant)
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PDF SOLUTIONS, INC.
333 West San Carlos Street, Suite 700
San Jose, California 95110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2008

On Thursday, May 22, 2008, PDF Solutions, Inc., a Delaware corporation, or the Company, will hold its annual meeting of stockholders, or the Meeting, beginning at 1:00 p.m. (PT), at the Crowne Plaza Hotel, located at 282 Almaden Boulevard, San Jose, California 95113, for the following purposes:

•	to elect three Class I nominees to the Board of Directors, or the Board, to serve for a three-year term expiring on the first annual meeting of stockholders that is held after December 31, 2010, or until such directors’ respective successors are duly elected and qualified;

•	to ratify the appointment by the Company’s audit committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

•	to transact any other business properly brought before the Meeting.

You can find more information about each of these items, including a more detailed description of the nominees for directors, in the attached proxy statement.

We cordially invite all stockholders of record who owned stock at the close of business on Friday, March 28, 2008, or persons who hold a valid proxy, to attend the Meeting in person. For ten days prior to the Meeting, we will make available a list of registered stockholders entitled to vote at the Meeting at our offices located at 333 West San Carlos Street, Suite 700, San Jose, California, 95110. We will also have this list of registered stockholders available during the Meeting.

However, whether or not you expect to attend the Meeting in person, please indicate your desired vote on the enclosed proxy card, and then date, sign and return the proxy card as promptly as possible in the postage-prepaid envelope provided. You may also vote your shares by telephone or via the Internet to ensure your representation and the presence of a quorum at the Meeting. Any stockholder attending the Meeting may vote in person even if he or she has previously submitted a proxy.

At the Meeting, we will also report on our business results and other matters of interest to stockholders.

By Order of the Board of Directors,

PETER COHN
Secretary

San Jose, California
April 22, 2008

PDF SOLUTIONS, INC.
333 West San Carlos Street, Suite 700
San Jose, California 95110

PROXY STATEMENT

FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2008

Our Board is soliciting proxies for our 2008 annual meeting of stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Meeting. Please read it carefully.

The Board set March 28, 2008 as the record date for the Meeting, or the Record Date. Stockholders of record who owned our common or preferred stock on that date are entitled to vote at and attend the Meeting, with each outstanding share entitled to one vote. On the Record Date, there were 27,742,509 shares of our common stock, $0.00015 par value, issued and outstanding. No shares of our preferred stock were outstanding.

Voting materials, which include this proxy statement, a proxy card and the 2007 Annual Report, will be mailed to stockholders on or about April 22, 2008.

In this proxy statement:

•	“We,” “us,” “our,” “PDF,” “PDF Solutions,” and the “Company” refer to PDF Solutions, Inc.;

•	“Meeting” means our 2008 Annual Meeting of Stockholders;

•	“Board” or “Board of Directors” means our Board of Directors; and

•	“SEC” means the Securities and Exchange Commission.

We have summarized below important information with respect to the Meeting.

Time and Place of the Meeting

The Meeting is being held on Thursday, May 22, 2008 at 1:00 p.m. (PT), at the Crowne Plaza Hotel, located at 282 Almaden Boulevard, San Jose, California 95113.

All stockholders of record who owned shares of our stock as of the Record Date may attend the Meeting.

Purpose of the Proxy Statement and Proxy Card

You are receiving a proxy statement and a proxy card from us because you owned shares of our common stock on the Record Date. This proxy statement describes matters on which we would like you, as a stockholder, to vote. It also gives you information on these matters so that you can make an informed decision.

If you sign the proxy card, you appoint Dr. John K. Kibarian and Keith A. Jones as your representatives at the Meeting. Dr. Kibarian and Mr. Jones will vote your shares at the Meeting as you have instructed them on the proxy card that you return. Your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to, in advance of the Meeting, indicate your preferences on the enclosed proxy card, and then date, sign and return your proxy card, or vote your shares by telephone or via the Internet, just in case your plans change and you are unable to attend the Meeting.

Proposals to be Voted on at the Meeting

You are being asked to vote on the following:

•	the election of three Class I directors to serve on our Board; and

•	the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

The Board recommends a vote FOR each proposal.

Voting Procedure

You may vote by mail.

To vote by mail, please indicate your preferences on the enclosed proxy card, date and sign your proxy card and return it in the enclosed, postage-prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you have instructed.

You may vote in person at the Meeting.

We will pass out written ballots to any stockholder who attends the Meeting in person. If your shares are held in “street name” and you wish to attend the Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation to vote your shares at the Meeting. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank or other nominee, and the stock certificates and record ownership are not in your name.

You may vote by telephone or via the Internet.

If you live in the United States or Canada, you may submit your votes on the proxy by following the “Vote-by-Telephone” instructions on the proxy card. If you have Internet access, you may submit your proxy from any location in the world by following the “Vote-by-Internet” instructions on the proxy card.

You may change your mind after you have returned your proxy card.

If you change your mind after you have returned your proxy card or submitted your proxy by telephone or via the Internet, you may revoke your proxy at any time before the polls close at the Meeting. You may revoke your proxy by:

•	entering a new vote by telephone, via the Internet or by signing and returning another proxy card at a later date;

•	providing written notice of the revocation to the Secretary of the Company, 333 West San Carlos Street, Suite 700, San Jose, California, 95110; or

•	voting in person at the Meeting.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards that you have received to ensure that all of your shares are voted.

Quorum Requirement

Shares are counted as present at the Meeting if the stockholder either:

•	votes in person at the Meeting, or

•	has properly submitted a proxy card or voted by telephone or via the Internet.

A majority of our outstanding shares present (either in person or by proxy) constitutes the quorum required for holding the Meeting and conducting business.

Consequences of Not Returning Your Proxy Card; Broker Non-Votes

If your shares are held in your name, you must return your proxy card in the mail, vote by telephone or via the Internet, or attend the Meeting in person, in order to vote on the proposals. If your shares are held in “street name” and you do not return your proxy card in the mail, or vote by telephone or via the Internet, your stockbroker may either:

•	vote your shares on routine matters, or

•	leave your shares unvoted.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal submitted by a stockholder). If the proposals to be acted upon at the Meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast. We do not know of any non-routine matters to be acted upon at the Meeting and as such, the voting results from the Meeting are not expected to include broker non-votes.

We encourage you to provide specific instructions to your stockbroker by returning your proxy card or voting by telephone or Internet. This ensures that your shares will be properly voted at the Meeting.

Effect of Abstentions

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum, but as votes AGAINST a proposal for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Required Vote

Assuming a quorum is present, the three nominees receiving the highest number of affirmative votes will be elected as Class I directors.

Vote Solicitation; Use of Outside Solicitors

PDF Solutions, Inc. is soliciting your proxy to vote your shares at the Meeting. In addition to this solicitation by mail, our directors, officers and other employees may contact you by telephone, via the Internet or in person to obtain your proxy. PDF anticipates that the cost of this solicitation will be approximately $50,900. PDF will bear this cost, but our directors, officers and employees that assist us in this solicitation will not receive any additional compensation for doing so. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy materials.

Voting Procedures

Votes cast by proxy or in person at the Meeting will be tabulated by a representative of Computershare, our transfer agent, and delivered to Keith A Jones, our Vice President of Finance and Chief Financial Officer. Mr. Jones will act as the Inspector of Election. The Inspector of Election also has the responsibility of determining whether a quorum is present at the Annual Meeting.

Those shares represented by the proxy cards received, marked, dated, and signed or represented by votes cast using the telephone or the Internet, and not revoked, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card which is returned unmarked will be voted FOR the director nominee, FOR each of the other proposals made in this proxy statement, and in a manner that the proxy holders deem desirable for any other matters that come before the Meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority.

There are no dissenters’ rights of appraisal with respect to the matters to be acted upon at the Meeting.

We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Publication of Voting Results

We will announce preliminary voting results at the Meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2008, which we will file with the SEC. You may obtain a copy free of charge from our Internet website at www.pdf.com, by contacting our Investor Relations Department at (408) 280-7900 or the SEC at (800) 732-0330 for the location of the nearest public reference room, or through the online EDGAR system at www.sec.gov.

Other Business

We do not know of any business to be considered at the Meeting other than the proposals described in this proxy statement. However, if any other business is properly presented at the Meeting, your signed proxy card gives authority to Dr. Kibarian and Mr. Jones to vote on such matters at their discretion.

Proposals for Next Year’s 2009 Annual Meeting

To have your proposal included in the proxy statement for the 2009 Annual Meeting, pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, you must submit your proposal in writing by the date that is 120 calendar days before the anniversary of the date that this year’s proxy statement is “released to stockholders,” or the mailing date. Your proposal should be addressed to the attention of our Secretary, PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, California 95110. Assuming that this proxy statement is mailed on or about Tuesday, April 22, 2008, your proposal for the 2009 Annual Meeting should arrive by Tuesday, December 23, 2008.

In addition, our Bylaws provide that a proposal that a stockholder delivers or mails to our principal executive offices not less than 90, nor more than 120 days, prior to the anniversary date of the prior year’s meeting, or the Anniversary Date, shall be considered timely received; provided, however, that if the date of the annual meeting is more than 30 days prior to, or more than 60 days after the Anniversary Date, and less than 60 days notice of the date of the meeting is given to stockholders, to be timely received the proposal must be received from the stockholder not later than the close of business on the 10th day following the date the notice of meeting was mailed.

If you submit a proposal for the 2009 Annual Meeting after the date that is less than 90 days prior to April 22, 2009, or the anniversary date of the mailing of the proxy statement in connection with the Meeting, management may or may not, at its discretion, present the proposal at the meeting, and the proxies for the 2009 Annual Meeting will confer discretion on the management proxy holders to vote for or against your proposal a their discretion.

MATTERS TO BE CONSIDERED AT THE 2008 ANNUAL MEETING

PROPOSAL NO. 1

Election of Directors

We have nominated three candidates for election to the Board this year. Detailed information on each of the nominees is provided below.

The Board is divided into three classes with each director serving a three-year term and one class being elected at each year’s Meeting. We will be electing Class I directors at this meeting. If any director is unable to stand for re-election, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substitute candidate. Each Class I nominee listed below has consented to serve as a director.

Vote Required

If a quorum is present at the Meeting, the nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as Class I directors for the three-year term following the Meeting. Unless marked otherwise, proxies received will be voted FOR the election of each of the three nominees. If additional people are nominated for election as directors after the date of this proxy statement, the proxy holders intend to vote all proxies received by them in a way that will ensure that as many as possible of the nominees listed below are elected. If this happens, the specific nominees to be voted for will be determined by the proxy holders.

Nominees for the Board of Directors

The Company’s Bylaws provide that the number of directors shall be established by the Board or the stockholders of the Company. The Company’s Certificate of Incorporation provides that the directors shall be divided into three classes, with the classes serving for staggered, three-year terms. Pursuant to the Company’s Bylaws, the Board has set the number of Directors at seven, consisting of three Class I directors, two Class II directors and two Class III directors. The Class I directors elected will hold their offices until the annual meeting that is held after the fiscal year ending December 31, 2010 or until their successors have been duly elected and qualified. The terms of the Class II and Class III directors will expire at the Annual Meeting of Stockholders next following the fiscal years ending December 31, 2008 and December 31, 2009, respectively.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below. Each nominee is presently a director of the Company and has consented to serve a three-year term. In the event that a nominee of the Company becomes unable or declines to serve as a director at the time of the Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill such vacancy. It is not expected that the nominees listed below will be unable or will decline to serve as a director.

Set forth below are the names of, and certain biographical information as of April 22, 2008 about the business experience of, the nominees for the Class I directors and the current Class II and Class III directors with unexpired terms.

Name	Age	Principal Occupation

Nominees for the Class I Directors
Thomas Caulfield, Ph.D.	49	Semiconductor Industry Executive
Albert Y.C. Yu, Ph.D.	67	Private Venture Capital Investor
R. Stephen Heinrichs	61	Private Venture Capital Investor
Continuing Class II Directors
Lucio L. Lanza	63	Managing Director, Lanza techVentures
Kimon Michaels, Ph.D.	42	Vice President/General Manager, Design For Manufacturability and Director of PDF Solutions, Inc.
Continuing Class III Directors
John K. Kibarian, Ph.D.	44	Chief Executive Officer, President and Director of PDF Solutions, Inc.
Susan H. Billat	57	Semiconductor Industry Consultant

Business Experience of Nominees and Incumbent Directors

Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships among any of the directors or executive officers of the Company.

Thomas Caulfield, Ph.D. has served as a director of the Board since September 2006. Dr. Caulfield currently serves as Executive Vice President of Sales, Marketing & Customer Satisfaction for Novellus Systems Inc. Prior to joining Novellus in October 2005, Dr. Caulfield had been employed at IBM for 16 years, serving in several executive management positions. Most recently he served as Vice President of 300MM Semiconductor Operations and was responsible for IBM’s premiere semiconductor facility in East Fishkill, New York. Prior to joining IBM, Dr. Caulfield worked at Phillips Laboratory as a senior member of the research staff and began his working career at Columbia University. Dr. Caulfield received a B.S. in Physics from St. Lawrence University and a B.S., M.S., and a Ph.D in Materials Science/Metallurgy from Columbia University.

Lucio L. Lanza has served as the Chairman of the Board since April 2004 and as a director since November 1995. Mr. Lanza is the managing director of Lanza tech Ventures, an early stage venture capital and investment firm, which he founded in January 2001. From 1990 to December 2000, Mr. Lanza served as partner of U.S. Venture Partners, a venture capital firm. Mr. Lanza served as chairman of the board of directors of Artisan Components, Inc., a semiconductor intellectual property company, from November 1997 until December 2004 and as a director from March 1996 until December 2004. Mr. Lanza has served as a director of ARM Holdings, PLC since December 2004.

Kimon Michaels, Ph.D., one of our co-founders, has served in vice presidential capacities since March 1993 including currently as Vice President/General Manager, Design for Manufacturability, and as a director of the Board since November 1995. He also served as Chief Financial Officer from November 1995 to July 1998. Dr. Michaels received a B.S. in Electrical Engineering, an M.S. E.C.E. and a Ph.D. E.C.E. from Carnegie Mellon University.

John K. Kibarian, Ph.D., one of our co-founders, has served as President since November 1991 and has served as our Chief Executive Officer since July 2000. Dr. Kibarian has served as a director of the Board since December 1992. Dr. Kibarian received a B.S. in Electrical Engineering, an M.S. E.C.E. and a Ph.D. E.C.E. from Carnegie Mellon University.

Susan H. Billat has served as a director of the Board since September 2003. Ms. Billat, who has been appointed Chairman of the Nominating and Corporate Governance Committee, is a principal of Benchmark Strategies, a consulting firm providing independent analysis of the semiconductor equipment industry, which she founded in 1990. From 1996 to 2002, Ms. Billat served with Robertson Stephens, a former investment bank, most recently as a managing director and senior semiconductor equipment research analyst. Ms. Billat is also a director of the board of directors, and member of the audit and compensation committees, of Ultra Clean Holdings, Inc., a public semiconductor equipment company. Ms. Billat received both a B.S. and an M.S. in physics from the Georgia Institute of Technology.

Albert Y.C. Yu, Ph.D. has served as a director of the Board since August 2005. Dr. Yu, who has been appointed Chairman of the Compensation Committee, currently is active in private venture investing and serves on several high technology company boards. Previously, Dr. Yu had been employed with Intel Corporation for almost 30 years until his retirement in 2002. At Intel, he held numerous technical and executive management positions, including Senior Vice President and a member of the Corporate Management Committee, with responsibilities for corporate strategy, microprocessors, chipsets, and software. Dr. Yu received a B.S. from the California Institute of Technology, and an M.S. and Ph.D. from Stanford University, all in electrical engineering.

R. Stephen Heinrichs has served as a director of the Board since August 2005 and the Lead Independent Director since June 2007. Mr. Heinrichs, who has been appointed Chairman of the Audit Committee, currently is a private investor and serves on a number of private company boards of directors. Mr. Heinrichs brings over 30 years experience in finance and operations through positions held in public accounting and, most recently, before his retirement in 2001, as Chief Financial Officer of Avistar Communications Corporation, a publicly-held video communications company he co-founded and for which he continues to serve as a director of the board of directors. From January 2003, until the company was acquired in 2005, Mr. Heinrichs was also a member of the board of directors of Artisan Components and was its audit committee chairman. Mr. Heinrichs received a B.S. in Accounting from California State University Fresno and is a Certified Public Accountant.

Recommendation of the Board:

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR
THE ELECTION OF ALL THREE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Deloitte & Touche LLP has served as our independent registered public accounting firm since September 18, 1998. In the event that ratification of this selection of auditors is not approved by a majority of the shares of common stock voting at the Meeting in person or by proxy, the Audit Committee will have the responsibility of selecting the Company’s auditors.

A representative of Deloitte & Touche LLP is expected to be present at the Meeting. This representative will have an opportunity to make a statement and will be available to respond to questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006:

Fee Category	Fiscal 2007 Fees	Fiscal 2006 Fees

Audit Fees	$822,770	$903,945
Audit-Related Fees	136,200	42,000
Tax Fees:
Tax Compliance/Preparation	108,450	76,612
Other Tax Fees	92,307	360,987

Total Tax Fees	200,757	437,599
All Other Fees	—	—
Total Fees	$1,159,727	$1,383,544

Audit Fees. The aggregate fees billed or expected to be billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2007 and December 31, 2006, and for the reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal years 2007 and 2006 totaled approximately $822,770 and $903,945, respectively.

Audit-Related Fees.  The aggregate fees billed or expected to be billed by Deloitte & Touche LLP for assurance and related services for the fiscal years ended December 31, 2007 and December 31, 2006 totaled $136,200 and $42,000, respectively. The increase in audit-related fees for the year ended December 31, 2007 related mainly to fees for the review of SEC filings related to the issuance of additional shares in connection with the acquisition of Fabbrix, Inc., and for the consultations related to SEC correspondence. The audit-related fees for the fiscal year ended December 31, 2006 included fees for financial accounting and reporting consultations and fees for due diligence services in connection with the acquisition of Si Automation S.A.

Tax Fees.  The aggregate fees billed or expected to be billed by Deloitte & Touche LLP for tax compliance/preparation services for the fiscal years ended December 31, 2007 and December 31, 2006 totaled $108,450 and $76,612, respectively. Tax compliance/preparation services consisted of fees billed for assistance in preparation of the Company’s U.S. federal, state and local tax returns. The aggregate fees billed by Deloitte & Touche LLP for other tax services for the fiscal years ended December 31, 2007 and December 31, 2006 totaled $92,307 and $360,987, respectively. Other tax services consisted of fees billed for tax advice related to international and domestic tax consulting and planning. Other tax services for the fiscal year ended December 31, 2006 included fees for due diligence services in connection with the acquisition of Si Automation S.A.

All Other Fees.  There were no fees billed or expected to be billed by Deloitte & Touche LLP for all other services rendered to the Company during the fiscal years ended December 31, 2007 and December 31, 2006, other than those disclosed above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit
Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Deloitte & Touche LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to an initial estimated budget. Deloitte & Touche LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by Deloitte & Touche LLP in accordance with this pre-approval, and the fees performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Recommendation of the Board:

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR
THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2008.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the last fiscal year (the period from December 31, 2006 through December 31, 2007), the Board met thirteen times, two meetings of which were special committee meetings. The Board also took one action by unanimous written consent during fiscal year 2007. Except for Mr. Lanza, each director of the Board attended at least 75% of all Board and applicable committee meetings in fiscal year 2007. Mr. Lanza attended 45% of all Board and applicable committee meetings in fiscal year 2007. The Board has four standing committees: the Nominating and Corporate Governance Committee, the Compensation Committee, the Special Option Committee and the Audit Committee. Except for the Special Option Committee, each of these committees has a written charter approved by the Board and available for your review on the Company’s website at www.pdf.com.

The Company strongly encourages all of the members of its Board to attend each annual meeting of the stockholders. Five members of the Board attended our 2007 annual stockholders’ meeting.

The members and chairs of each of the committees are identified in the following table:

Nominating and
	Corporate			Special
	Governance	Compensation	Audit	Options
Director	Committee	Committee	Committee	Committee

John K. Kibarian, Ph.D.				X
Lucio L. Lanza
Kimon Michaels, Ph.D.
Thomas Caulfield, Ph.D.	X	X	X
Susan H. Billat	Chair		X
Albert Y.C. Yu, Ph.D.	X	Chair
R. Stephen Heinrichs		X	Chair

COMPENSATION COMMITTEE

The Compensation Committee held three meetings during the fiscal year ended December 31, 2007. The primary functions of the Compensation Committee are to establish and administer our policies regarding annual executive salaries and cash incentives and long-term equity incentives and to assist with the administration of our 2001 Stock Plan and 2001 Employee Stock Purchase Plan. We have included a more detailed analysis of the Company’s executive compensation program, its objective and the process we undergo to set and review our compensation determinations on page 15 of this proxy statement. Each of the members of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “Non-Employee Director” under Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended.

SPECIAL OPTION COMMITTEE

The Special Option Committee took action by unanimous written consent twelve times during the fiscal year ended December 31, 2007. The Board approved the formation of a Special Option Committee in June of 2000 to assist the Compensation Committee by serving as administrator for our stock plans for the purposes of granting options to purchase up to 35,000 shares of common stock to new, non-executive employees. In January of 2002, the Board also authorized the Special Option Committee to approve merit stock increases to existing employees by granting them options to purchase up to 15,000 shares of common stock. Dr. Kibarian comprises the Special Option Committee, although Mr. Jones serves in a confirmatory role.

AUDIT COMMITTEE

The Audit Committee held eight meetings and took one action by unanimous written consent during the fiscal year ended December 31, 2007. The functions of the Audit Committee are to recommend the engagement of the independent public auditors, to monitor the effectiveness of our internal and external audit efforts, and to monitor and assess the effectiveness of our financial and accounting organization and the quality our system of internal accounting controls. The Sarbanes-Oxley Act of 2002 and rules adopted by the SEC require us to disclose whether the Audit Committee includes at least one member who is an “Audit Committee Financial Expert” within the meaning of such Act and rules. The Board has determined that R. Stephen Heinrichs qualifies as its Audit Committee Financial Expert. The Board believes that Mr. Heinrichs qualifies as such an expert in light of his more than 30 years experience in finance and operations, holding various positions in public accounting and with private companies including most recently, acting as the Chief Financial Officer of Avistar Communications Corporation and serving on the board of directors and as the audit committee chairman of Artisan Components. Mr. Heinrichs received a B.S. in Accounting from California State University Fresno and is a Certified Public Accountant. As a result of such background and experience, the Board believes that Mr. Heinrichs possesses: an understanding of generally accepted accounting principles and financial statements; the ability to assess the general application of such principles in connection with accounting estimates, accruals and reserves; experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues generally comparable to those of the Company; an understanding of internal control over financial reporting; and an understanding of Audit Committee functions.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee held one meeting during the fiscal year ended December 31, 2007. The functions of the Nominating and Corporate Governance Committee are to oversee all aspects of the Company’s corporate governance functions on behalf of the Board and make recommendations on corporate governance issues, identify, review and evaluate candidates to serve as directors and to make other recommendations to the Board regarding affairs related to the directors of the Company. The Nominating and Corporate Governance Committee does not set specific criteria for becoming a member of the Board but believes the Company is well served when the Board has the appropriate number of members, these members possess the requisite talents and experience with respect to technology, business, finance, administration, and public service, and these members come from a variety of backgrounds with demonstrated personal integrity, character and acumen that complement the core components of the Board and the long-term strategies of the Company. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” and that a majority of the members of the Board should meet the definition of “independent director” under Nasdaq rules. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board. The Nominating and Corporate Governance Committee receives suggestions from many sources, including stockholders, regarding possible candidates for members of the Board. The Nominating and Corporate Governance Committee considers properly submitted stockholder nominees for director in the same manner as nominees for director from other sources.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination. If any member of the Board does not wish to continue in service, if the Board decides not to re-nominate a member for re-election or if the Board decides to increase the size of the Board, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the philosophy explained above. Current members of the Nominating and Corporate Governance Committee are polled for suggestions as to individuals meeting the philosophy of the Nominating and Corporate Governance Committee. To date, the Company has not engaged third parties to identify, evaluate or assist in identifying potential nominees, but the Company reserves the right in the future to retain a third party search firm, if necessary.

Stockholders may send any recommendations for director nominees or other communications to the Board or any individual director in accordance with Section 2.5 of the bylaws of the Company at the following address:

Board of Directors (or Nominating and Corporate Governance
Committee, or name of individual director)
c/o Corporate Secretary
PDF Solutions, Inc.
333 West San Carlos Street, Suite 700
San Jose, California 95110

Director Independence

The Company has adopted standards for director independence in accordance with Nasdaq Marketplace Rules and SEC rules. An “independent director” means a person, other than an officer or employee of the Company or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member has had any direct or indirect material relationship with the Company within the last three years.

The Board considered relationships, transactions or arrangements with each of the directors, including relationships and transactions discussed in “Certain Relationships and Related Transactions,” on page 25 and concluded that none of the current non-employee directors has any relationships with PDF that would impair his or her independence. The Board has determined that each member of the Board, other than Dr. Kibarian, Dr. Michaels and Mr. Lanza, is an independent director under applicable Nasdaq Marketplace Rules and SEC rules. Dr. Kibarian and Dr. Michaels did not meet the independence standards because they are employees of PDF. In May 2007, the Board determined, upon the consummation of the Company’s acquisition of Fabbrix, Inc., that Mr. Lanza would no longer be considered independent under the Nasdaq Marketplace Rules and other applicable regulations, and could therefore no longer serve on the Board’s Audit, Compensation and Nominating and Corporate Governance Committees. Please see additional detail regarding the Company’s acquisition of Fabbrix, Inc. in “Certain Relationships and Related Transactions.”

The Board has also determined that:

•	all directors who serve on the Audit, Compensation, and Nominating and Corporate Governance Committees are independent under the Nasdaq Marketplace Rules and SEC rules; and

•	all members of the Audit Committee meet the additional independence requirement and they not directly or indirectly receive compensation from PDF other than their compensation as directors.

The independent directors meet regularly in executive sessions without the presence of the non-independent directors or members of the Company’s management at least twice per year during regularly scheduled Board meeting days and from time to time as they deem necessary or appropriate. The independent directors met in such sessions two times during fiscal year ended December 31, 2007.

In addition, in June 2007, the Board approved, on the recommendation of the Nominating and Corporate Governance Committee, the establishment of the position of Lead Independent Director, a position that would: coordinate certain activities of the Board and its committees; work directly with the Chairman of the Board and the Company’s Chief Executive Officer; assist in establishing the agenda for the meetings of the Board and Board committees; and address other matters as the Nominating and Corporate Governance see beneficial to the Company and our stockholders. Mr. Heinrichs was appointed our Lead Independent Director in June 2007.

Effective July 20, 2007, the Board authorized an increase to the directors’ compensation based upon the recommendations of the Compensation Committee after the Compensation Committee reviewed the compensation received by members of the board of directors at comparable peer companies. Pursuant to the increase, our non-employee directors received the following cash compensation for their services to the Board for the fiscal year ended December 31, 2007, with certain pro-rated adjustments for meetings occurring after July 20, 2007:

•	an annual cash retainer fee in the amount of $25,000 (an increase from $15,000 in 2006);

•	per meeting fees of $1,500 per board meeting ($500 for telephone participation); and

•	per meeting fees of $1,000 per committee meeting ($500 for telephone participation) for committee meetings held (prior to the July 20, 2007 modifications, there was no additional per meeting fee for committee meetings held on the same date as a board meeting).

The Chairman of the Board received additional fees consisting of an annual cash retainer in the amount of $30,000 plus an option to purchase 30,000 shares a year. In June 2007, the Board created a new position on the Board, the Lead Independent Director. The Lead Independent Director was awarded an annual cash payment in the amount of $10,000 plus an option to purchase 10,000 common shares per year. Committee chairpersons received additional fees, pro-rated where appropriate as follows: the Audit Committee Chair received $10,000 plus an option to purchase 10,000 common shares per year (increased from 5,000 in 2006); the Compensation Committee Chair received $5,000 plus an option to purchase 7,500 common shares per year (increased from 5,000 in 2006); and the Nominating and Corporate Governance Committee Chair received $5,000 plus an option to purchase 5,000 common shares per year. All directors were reimbursed for reasonable travel expenses incurred in connection with attending Board and committee meetings. Our 2001 Stock Plan provides for the automatic grant of non-statutory options to non-employee directors. Each director that is new to the Board will be granted an option to purchase 30,000 shares. In addition, each non-employee director is currently granted an option to purchase 15,000 shares each year following the conclusion of the annual meeting of stockholders for such year. These annual option grants vest at a rate of 25% on the one-year anniversary of the date of grant, and at a rate of 1/48 of the total options granted in each month thereafter.

The non-employee directors received the following compensation during the fiscal year ended December 31, 2007:

				Change in
				Pension Value
				and
				Nonqualified
	Fees Earned			Deferred	Non-Equity
	or Paid in	Stock	Option	Compensation	Incentive Plan	All Other
Name	Cash ($)	Awards ($)	Awards(1)	Earnings	Compensation	Compensation	Total ($)

Susan H. Billat	$32,842	—	72,542	—	—	—	$105,384
Thomas Caulfield, Ph.D.	39,687	—	61,816	—	—	—	101,504
R. Stephen Heinrichs	46,986	—	120,119	—	—	—	167,105
Lucio Lanza	63,993	—	206,229	—	—	—	270,222
Albert Y.C. Yu, Ph.D.	37,162	—	101,318	—	—	—	138,480

(1)	The amounts in this column reflect the U.S. dollar amount of awards pursuant to the applicable Equity Incentive Plan recognized for the financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment,” or SFAS 123(R).

CORPORATE GOVERNANCE

The Company provides information on its website about its corporate governance policies, including the Company’s Code of Ethics and charters for the committees of the Board. The website can be found at www.pdf.com.

The Company’s policies and practices reflect corporate governance initiatives that are compliant with Nasdaq continued listing requirements and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	a majority of the Board are independent as defined in NASD Marketplace Rule 4200 of the Financial Industry Regulatory Authority;

•	all members of the primary committees of the Board (the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee) are independent as the term is defined under the Nasdaq Marketplace Rules;

•	the independent members of the Board meet at least twice per year in execution sessions without the presence of management;

•	the Company has an ethics hotline available to all employees, and the Company’s Audit Committee has procedures for the anonymous submission of employee complaints on accounting, internal controls, auditing or other related matters; and

•	the Company has adopted a Code of Ethics that applies to all of its employees, including its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer, as well as to members of the Board.

Our Board welcomes all communications from our stockholders. Stockholders may send communications to the Board or any director of the Board in particular, at the following address: Investor Relations, c/o PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, California 95110. Any correspondence addressed to the Board or to any one of our directors of the Board sent in care of our corporate offices is reviewed by our Investor Relations department and presented to the Board at its regular meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much common stock is owned by owners of more than 5% of our outstanding common stock and by the directors, the Named Executive Officers identified in the Summary Compensation Table on page 20 of this proxy statement, and all executive officers and directors as a group, as of March 31, 2008. Except as otherwise indicated, the address for each person listed as a director or officer is c/o PDF Solutions, Inc., 333 West San Carlos Street, Suite 700, San Jose, California 95110. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each person or entity has sole voting and investment power, or shares such powers with his spouse, with respect to the shares shown as beneficially owned.

	Amount and Nature of	Percentage of Common
Name and Address of Beneficial Owner	Beneficial Ownership(1)	Stock(1)(2)

5% Stockholders:
T. Rowe Price Associates, Inc.	2,986,723	10.77%
100 E. Pratt Street
Baltimore, Maryland 21202(3)
FMR LLC (fka FMR Corp.)	2,815,641	10.15
82 Devonshire Street
Boston, Massachusetts 02109(4)
William Blair & Company, L.L.C.	1,706,367	6.15
222 W. Adams
Chicago, IL 60606(5)
TimesSquare Capital Management, LLC	0	0
Four Times Square
New York, New York 10036(6)
Directors and Named Executive Officers:
John K. Kibarian(7)	2,652,756	9.56
Keith A. Jones(8)	125,035	*
Kimon Michaels(9)	1,672,774	6.03
Lucio L. Lanza(10)	366,194	1.32
David Joseph(11)	350,548	1.26
Cornelius (Cees) Hartgring(12)	181,935	*
Susan H. Billat(13)	67,498	*
R. Stephen Heinrichs(14)	37,810	*
Albert Y. C. Yu(15)	33,435	*
Thomas Caulfield(16)	16,249	*
All directors and executive officers as a group (14 persons)(17)	6,907,099	24.90%
* Less than 1%

(1)	Beneficial ownership is determined in accordance with SEC requirements. Beneficial ownership calculations for 5% stockholders are based primarily on publicly-filed Schedule 13D’s or 13G’s, which 5% stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2007. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions, subject to community property laws where applicable. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after March 31, 2008.

(2)	Percentage of beneficial ownership is based on 27,742,509 shares outstanding as of March 28, 2008. For each named person, the percentage ownership includes stock which the person has the right to acquire within 60 days after March 31, 2008, as described in Footnote 1. However, such shares shall not be deemed outstanding with respect to the calculation of ownership percentage for any other person.

(3)	The Schedule 13G Amendment filed on February 12, 2008 by T. Rowe Price Associates, Inc. (“Price Associates”), an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, indicates that Price Associates has sole dispositive power of 2,986,723 shares and sole voting power of 246,200 shares. T. Rowe Price Small-Cap Stock Fund, Inc., an Investment Company registered under Section 8 of the Investment Company Act of 1940 beneficially owns and votes 1,378,500 of the 2,986,723 shares.

(4)	The Schedule 13G Amendment filed on February 14, 2008 by FMR LLC (“FMR”) states that FMR is a parent holding company in accordance with Section 240.13d-1(b)(ii)(G) for Fidelity Management & Research Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (Fidelity) and indicates that Fidelity Small Cap Stock Fund, an investment company of Fidelity, is the entity which has sole dispositive power of the 2,815,641 shares.

(5)	The Schedule 13G Amendment filed on March 12, 2008 by William Blair & Company, L.L.C. (“William Blair”), an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934, indicates that William Blair has sole dispositive and voting power of 1,706,367 shares.

(6)	The Form 13F filed by TimesSquare Capital Management, LLC (“TimesSquare”), an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, on January 16, 2008 does not reflect any holdings of the Company as of December 31, 2007. TimesSquare also filed a Form 13F on November 5, 2007 which reflected holdings of less than 5% of the Company stock as of September 30, 2007. However to date there has been no amendment filed with the SEC to the original Schedule 13G filed by TimesSquare on February 9, 2007 to confirm that TimesSquare or any of its investment companies no longer is a 5% holder of Company stock.

(7)	Includes 180,000 shares issuable upon the exercise of stock options outstanding as of March 31, 2008 or within 60 days thereafter.

(8)	Includes 120,331 shares issuable upon the exercise of stock options outstanding as of March 31, 2008 or within 60 days thereafter.

(9)	Includes 260,498 shares issuable upon the exercise of stock options outstanding as of March 31, 2008 or within 60 days thereafter.

(10)	Includes 133,478 shares issuable upon the exercise of stock options outstanding as of March 31, 2008 or within 60 days thereafter. Also included are 121,720 shares owned by Lanza techVentures, an early stage venture capital and investment firm which Mr. Lanza is the managing director. 23,616 shares are held in an escrow account established in connection with the merger of the Company and Fabbrix, Inc. dated May 24, 2007 and are subject to forfeiture. The escrow account will terminate on or about November 24, 2008 according to the terms of the merger agreement.

(11)	Includes 153,018 shares issuable upon the exercise of stock options outstanding as of March 31, 2008 or within 60 days thereafter.

(12)	Includes 176,291 shares issuable upon the exercise of stock options outstanding as of March 31, 2008 or within 60 days thereafter.

(13)	Includes 67,498 shares issuable upon the exercise of stock options outstanding as of March 31, 2008 or within 60 days thereafter.

(14)	Includes 37,810 shares issuable upon the exercise of stock options outstanding as of March 31, 2008 or within 60 days thereafter.

(15)	Includes 33,435 shares issuable upon the exercise of stock options outstanding as of March 31, 2008 or within 60 days thereafter.

(16)	Includes 16,249 shares issuable upon the exercise of stock options outstanding as of March 31, 2008 or within 60 days thereafter.

(17)	Includes an aggregate of 1,468,903 shares issuable upon the exercise of stock options outstanding, as of March 31, 2008 or within 60 days thereafter for all directors, Named Executive Officers and four additional executive officers and 968,921 shares of stock held by those additional executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans, including the 1996 Stock Option Plan, the 1997 Stock Plan, 2001 Stock Plan, the Stock Option/Stock Issuance Plan and our Employee Stock Purchase Plan (ESPP).

	Number of			Number of
	Securities to be			Securities
	Issued Upon			Remaining
	Exercise of		Weighted-Average	Available for
	Outstanding		Exercise Price of	Future Issuance
	Options, Warranties		Outstanding Options,	Under Equity
Plan Category	and Rights		Warrants and Rights	Compensation Plans

Equity Compensation Plans Approved by Stockholders(1)	7,638,250		$11.50	1,508,569	(2)(3)(4)
Equity Compensation Plans Not Approved by Stockholders	376,670	(5)	$9.85	221,944	(5)

Total	8,014,920			1,730,513

(1)	For a description of these plans, see Note 7 to our Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2007.

(2)	Includes 428,885 shares available for issuance pursuant to options, stock appreciation rights, stock purchase rights and long-term performance awards under the 2001 Plan. The 2001 Plan includes an “evergreen” feature, which provides for an automatic annual increase in the number of shares available under the plan on the first day of each of our fiscal years through 2011, equal to the lesser of 3,000,000 shares, 5% of our outstanding common stock on the last day of the immediately preceding fiscal year or such amount as is determined by our Board of Directors.

(3)	Includes 1,079,684 shares available for issuance under the ESPP. The ESPP, designed to comply with Internal Revenue Code Section 423, includes an “evergreen” feature, which provides for an automatic annual increase in the number of shares available under the plan on the first day of each of our fiscal years through 2011, equal to the lesser of 675,000 shares, 5% of our outstanding common stock on the last day of the immediately preceding fiscal year or such amount as is determined by our Board.

(4)	Other than in connection with outstanding awards, no shares remain available for issuance pursuant to either of the 1996 Stock Option Plan or the 1997 Stock Plan.

(5)	The Stock Option/Stock Issuance Plan was assumed by us upon the acquisition of IDS Software Systems, Inc. The options generally vest at 25% after the first year and then at 1/48 of the granted options at each month thereafter. All options expire 10 years after the grant date. The vesting for certain options is accelerated upon a change in control.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS

Compensation Discussion and Analysis

We maintain an executive compensation program for our Named Executive Officers comprised of fixed and performance-variable elements. The design and operation of this program reflect the following objectives, established by our Compensation Committee with input from our Board and other management team members:

•	to recruit and retain talented leadership;

•	to implement measurable performance targets;

•	to tie executive compensation with stockholder value;

•	to emphasize performance-based compensation that is progressively weighted with seniority level; and

•	to maintain an executive compensation program that encourages our Named Executive Officers to adhere to high ethical standards.

There are four main elements of each Named Executive Officer’s total compensation that address and fulfill these objectives. These elements, described in more detail below, are:

•	base salary;

•	performance bonus;

•	long-term equity incentives; and

•	perquisites, health and welfare benefits and other compensation.

The compensation that each Named Executive Officer receives is a combination of these elements. The elements of our compensation program therefore align the interests of our stockholders with those of our Named Executive Officers by focusing on compensation that includes pay that links individual performance to the Company’s performance, short-term and long-term performance goals, equity-based benefits that promote an ownership mentality with the Company, and benefits that ensure healthy and productive employees.

How Our Executives’ Compensation is Determined

Our Compensation Committee develops reviews and approves each of the compensation elements of the executive compensation program of our company as a whole and for each of our Named Executive Officers. The Compensation Committee also regularly assesses the effectiveness and competitiveness of the program and the elements that we use to determine compensation.

In the first quarter of each year, the Compensation Committee reviews the previous year’s performance of each of our Named Executive Officers. In connection with this review, the Compensation Committee reviews and adjusts, as appropriate, annual base salaries for our Named Executive Officers, determines their discretionary incentive bonuses based on their prior year’s performance, and reviews total compensation against market data. The Compensation Committee also, on occasion, meets with our Chief Executive Officer to obtain recommendations with respect to the Company’s compensation programs and practices generally. The Compensation Committee considers, but is not bound to accept, management’s recommendations with respect to named executive officer compensation.

The Compensation Committee discusses our Chief Executive Officer’s compensation package with him, but makes decisions with respect to his compensation without him present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our Named Executive Officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Board approved the formation of a Special Option Committee in June of 2000, and delegated to this committee the administration of granting stock options to purchase up to 35,000 shares of common stock to new, non-executive employees. In January of 2002, the Board also authorized the Special Option Committee to approve merit stock increases to existing employees by granting them options to purchase up to 15,000 shares of common stock. Currently, Dr. Kibarian, our Chief Executive Officer and President comprises the Special Option Committee, with Mr. Jones, our Chief Financial Officer and Vice President of Finance, serving in a confirmatory role.

In making compensation decisions, it has been the practice of the Compensation Committee to review the historical levels of each element of a Named Executive Officer’s total compensation and to compare each element with that of other named executive officers in an appropriate market comparison group, which includes other comparable high-technology companies within our industry of similar size in terms of revenue and market capitalization. In the first quarter of 2007, the comparison of each Named Executive Officer’s compensation to market compensation data was prepared by our internal human resources staff with the assistance of an external compensation consultant. Our staff referred to, among other things, market data obtained from both Radford High-Tech Executive Surveys and proxy data from peer companies. This data was then presented to our Chief Executive Officer and the Compensation Committee in accordance with the process described above.

However, we do not believe that it is appropriate to establish compensation levels based solely on benchmarking. Our Compensation Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and carefully evaluating a Named Executive Officer’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. While competitive market compensation paid by other companies is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation, the Compensation Committee does not attempt to maintain a certain target percentile within a peer group or otherwise rely entirely on that data to determine Named Executive Officer compensation. Instead, the Compensation Committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives, however we do not rigidly apply this apportionment goal and it does not control our compensation decisions. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our Named Executive Officers to deliver superior performance and to retain them to continue their careers with PDF on a cost-effective basis.

Base Salaries

In general, base salaries for our Named Executive Officers are initially established through arms-length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience, prior salary and competitive salary information for companies that are comparable to ours. We have entered into employment agreements or employment offer letters with each of our Named Executive Officers setting forth their initial base salaries. Base salaries of our Named Executive Officers are reviewed annually and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases take into account the Named Executive Officer’s current salary and the amounts paid to the executive officer’s peers outside the company. In addition to considering the competitive pay practices of other companies, we also consider the amounts paid to a Named Executive Officer’s peers inside the Company by conducting an internal analysis which compares the pay of each Named Executive Officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective and contingent on the achievement of performance objectives.

In the first quarter of 2007, the Compensation Committee reviewed the base salaries for all of the Named Executive Officers employed by us at that time and established the base salaries to be in effect during fiscal year 2007. These base salaries were set based on the Compensation Committee’s analysis of the foregoing factors. The actual base salaries paid to all of our Named Executive Officers for 2007 are set forth in the “Summary Compensation Table” below on page 20.

Performance Bonuses

It is the Compensation Committee’s objective to ensure that performance bonuses made to the Named Executive Officers are tied to the Company’s overall financial performance and stockholder value. At the beginning of each fiscal year, the Board establishes annual financial goals for the Company to meet by the end of the fiscal year, and at the end of each fiscal quarter, the Board establishes specific numbers-based financial targets for the next quarter. When the Company achieves certain financial targets on an annual basis, a performance bonus pool is established, and performance bonuses are paid to the extent that the Company has met those targets. If a performance bonus pool has been created, then the Compensation Committee evaluates each Named Executive Officer’s level of performance and contribution toward the Company’s overall financial performance. This structuring of discretionary performance bonuses based on a pay-for-performance method motivates and rewards the Named Executive Officers for their contributions to strong annual business performance by making a substantial portion of their total cash compensation received variable and dependent upon the Company’s annual financial performance, as determined at the discretion of the Compensation Committee.

In fiscal year 2007, the primary financial performance measures for funding the performance bonus pool consisted of total revenue, non-GAAP net income and non-GAAP net income per share. In addition to results that are determined in accordance with generally accepted accounting principles in the United States of America, or GAAP, PDF also, when doing its internal evaluation of the performance of the Company, looks at certain non-GAAP financial measures that exclude the effects of the following: stock-based compensation expense, amortization of acquired intangible assets, the write-off of in-process research and development and their related income tax effects. PDF’s management believes that these non-GAAP financial measures provide a useful supplemental analysis of the Company’s ongoing operations in light of the fact that none of these categories of expense has a current effect on the future uses of cash nor do they have value with regards to the generation of current or future revenues. PDF believes that concurrently evaluating both GAAP and non-GAAP data provides valuable supplemental information on PDF’s financial operating results, allows PDF to assess the Company’s profitability and performance, and provides an appropriate basis for analyzing whether and to what extent to fund the executive performance bonus pool.

Although management uses these non-GAAP financial measures internally to measure profitability and performance, these non-GAAP results are not considered an alternative to, or a substitute for, GAAP financial information, and may be different from similarly titled non-GAAP measures used by other companies. In particular, these non-GAAP financial measures are not a substitute for GAAP measures of income as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity. When PDF presents its financial results to investors, we provide a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

At the conclusion of fiscal year 2007, the Compensation Committee compared the Company’s actual performance to the performance measures established in early fiscal year 2007, and evaluated the performance of our Named Executive Officers with respect to the performance of the Company in fiscal year 2007. As a result, the Company funded its performance bonus pool for the Named Executive Officers at a modest fraction of the total pool available to the employees of the Company.

Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are to align the interests of our Named Executive Officers with the interests of our stockholders and to provide each Named Executive Officer with an incentive to manage PDF from the perspective of an owner with an equity stake in the business. Because vesting is based on continued employment, our equity-based incentives also facilitate the retention of our Named Executive Officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our Named Executive Officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to the company, the size of prior grants and competitive market data. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

To reward and retain our Named Executive Officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicle for long-term compensation opportunities. We believe that issuing stock options is an effective tool to meet one of the objectives of our compensation program by increasing long-term stockholder value through the tying of the value of the stock options to our future financial performance. Because stock option recipients are only able to profit from stock options if our stock price increases relative to the stock option’s exercise price, we believe that stock options provide meaningful incentives to achieve an increase in the overall value of our stock over time.

Consistent with the process in place in prior years, annual grants of options to the Named Executive Officers are typically approved by the Compensation Committee during the fourth quarter of the year. While the vast majority of stock option awards to our Named Executive Officers have been made pursuant to this annual process, the Compensation Committee retains the discretion to make stock option awards to Named Executive Officers at other times, including in connection with the hiring of a Named Executive Officer, for retention purposes or for other circumstances recommended by management or the Compensation Committee.

Consistent with the practice for all of our employees, the exercise price of each stock option grant made to a Named Executive Officer is the fair market value of PDF common stock on the grant date, which our equity incentive plans determine to be the closing price of our common stock on the Nasdaq Global Market on the trading day immediately prior to the date of grant. Except as otherwise described in this proxy statement, stock option awards to our Named Executive Officers typically vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the option grant and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. We do not have any security ownership requirements for our Named Executive Officers.

In November 2007, the Board awarded annual refresher stock option grants to our Named Executive Officers employed as of that date in accordance with the factors described above. These refresher stock option grants to the Named Executive Officers are reflected in the Grants of Plan-Based Awards Table below.

Perquisites, Health and Welfare Benefits and Other Compensation

The establishment of competitive benefit packages for our Named Executive Officers is an important factor in attracting and retaining highly qualified personnel. Our Named Executive Officers are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that the company has a productive and focused workforce through reliable and competitive health and other benefits.

We do not generally provide significant perquisites or personal benefits to our Named Executive Officers.

Tax Deductibility of Executive Compensation

The Compensation Committee and our Board have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance based. We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our Named Executive Officers for an exemption from the deductibility limitations of Section 162(m).

In approving the amount and form of compensation for our executive officers, the Compensation Committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee is composed entirely of “independent directors” as determined by the Board in accordance with the Nasdaq Marketplace Rules. The Compensation Committee held three meetings during the fiscal year ended December 31, 2007.

The Board has also adopted a written Compensation Committee charter and that charter is available on our website at www.pdf.com/Compensation_Committee_Charter.pdf.

The Compensation Committee reviewed and discussed the Company’s Compensation Discussion and Analysis, or the CD&A, for the fiscal year ended December 31, 2007. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s proxy statement on Schedule 14A for the year ended December 31, 2007.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF PDF SOLUTIONS, INC.:

Albert Y.C. Yu, Ph.D., Chair
R. Stephen Heinrichs
Thomas Caulfield, Ph.D.

SUMMARY COMPENSATION TABLE

The table that follows shows the compensation earned by (a) the person who served as our Chief Executive Officer during the fiscal year ended December 31, 2007; (b) the person who served as our Chief Financial Officer during the fiscal year ended December 31, 2007; and (c) the three other most highly compensated executive officers who served during the fiscal year ended December 31, 2007, or the Named Executive Officers.

								Change in
								Pension Value
								and
							Non-Equity	Nonqualified
					Stock	Option	Incentive Plan	Deferred	All Other
Name & Principal			Bonus		Awards	Awards ($)	Compensation	Compensation	Compensation
Position	Year	Salary ($)	($)		($)	(1)	($)	Earnings ($)	($)(2)		Total ($)

John K. Kibarian	2007	250,000.08	—		—	3,718.66	—	—	180.00		253,898.74
Chief Executive Officer, President and Director	2006	250,000.00	—		—	20,693.00	—	—	621.00		$271,314.00
Keith A. Jones	2007	200,000.16	—	(4)	—	254,841.36	—	—	7,854.31	(3)	462,695.83
Chief Financial Officer and Vice President, Finance	2006	200,000.00	—		—	347,399.00	—	—	621.00		548,021.00
David A. Joseph	2007	246,000.00	—	(4)	—	147,741.18	—	—	414.00		394,155.18
Chief Strategy Officer	2006	246,000.00	—		—	111,627.62	—	—	621.00		358,248.62
Cornelius (Cees) Hartgring	2007	210,000.00	—	(4)	—	180,210.81	—	—	414.00		390,624.81
Vice President, Client Services and Sales	2006	210,000.00	—		—	151,734.49	—	—	618.20		362,361.69
Kimon W. Michaels	2007	210,000.00	—	(4)	—	160,413.07	—	—	180.00		370,593.07
Vice President/General Manager, Design For Manufacturability and Director	2006	210,000.00	—		—	175,498.95	—	—	4,659.46	(3)	390,158.41

(1)	The amounts in this column reflect the dollar amount of awards pursuant to the applicable Equity Incentive Plan recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R).

(2)	Unless as otherwise indicated, amounts listed under “All Other Compensation” represent the dollar value of premiums for term life insurance paid by us on behalf of each Named Executive Officer during the fiscal year ended December 31, 2007. There is no cash surrender value under these life insurance policies.

(3)	Includes payment for earned sabbatical pay-out.

(4)	At a February 8, 2008 meeting of the Compensation Committee, as subsequently adjusted effective as of an April 21, 2008 action by unanimous written consent of the Compensation Committee, pursuant to our previously disclosed discretionary bonus policy, the following discretionary cash bonuses were awarded to the Named Executive Officers for their contributions to the Company in fiscal year 2007: Cornelius (Cees) Hartgring ($17,000); Keith A. Jones ($10,000); David A. Joseph ($12,000); and Kimon W. Michaels ($10,000).

GRANTS OF PLAN BASED AWARDS FOR FISCAL YEAR 2007

The table below summarizes the grants of plan-based awards to each of the Named Executive Officers for the fiscal year ended December 31, 2007.

										All Other		Grant Date
									All Other	Stock	Exercise	Fair
			Estimated Future Payouts						Stock	Awards:	or Base	Value of
			under Non-Equity Incentive			Estimated Future Payouts under			Awards:	Number of	Price of	Stock or
			Plan Awards			Equity Incentive Plan Awards			Number of	Securities	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares	Underlying	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)(1)	(#)	(#)(1)	of Stock	Options	($/share)	($)(1)

John K. Kibarian	n/a	n/a	n/a	n/a	n/a		n/a		n/a	n/a	n/a	n/a
Chief Executive Officer, President and Director
Keith A. Jones	11/07/2007	10/29/2007	n/a	n/a	n/a		35,000		n/a	n/a	8.92	174,493.41
Chief Financial Officer and Vice President, Finance
David Joseph	11/07/2007	10/29/2007	n/a	n/a	n/a		40,000		n/a	n/a	8.92	199,420.90
Chief Strategy Officer
Cornelius (Cees) Hartgring	11/07/2007	10/29/2007	n/a	n/a	n/a		80,000		n/a	n/a	8.92	398,840.82
Vice President, Client Services and Sales
Kimon Michaels	11/07/2007	10/29/2007	n/a	n/a	n/a		30,000		n/a	n/a	8.92	149,565.92
Vice President/General
Manager, Design For Manufacturability and Director

(1)	The equity incentive plans maintained by the Company, and the plan-based awards made under them, do not include “thresholds” or “maximums” as described in Item 402(d) of Regulation S-K.

(2)	The estimated grant date present value of the stock options granted during fiscal year 2007 has been calculated using the Black-Scholes stock option pricing model, based upon the following assumptions: estimated time until exercise of 5.9 years; a risk-free interest rate of 4.21%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise; a volatility rate of 57.9%; a dividend yield of 0% since no dividends are currently paid on the Company’s common stock; and a forfeiture rate of 11%. The approach used in developing the assumptions upon which the Black-Scholes valuations were calculated is consistent with the requirements of SFAS 123(R).

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2007

The following table shows the outstanding equity awards of each of our Named Executive Officers as of December 31, 2007.

	Number of		Equity Incentive
	Securities	Number of	Plan Awards Number
	Underlying	Securities	of Securities
	Unexercised	Underlying	Underlying
	Options	Unexercised Options	Unexercised	Option Exercise	Option Expiration
Name	Exercisable (#)	Unexercisable (#)	Unearned Options (#)	Price ($)	Date

John K. Kibarian	100,000	—	—	12.87	5/7/2012
Chief Executive Officer,	80,000	—	—	6.39	4/21/2013
President and Director
Keith A. Jones	16,000	—	—	11.50	8/26/2013
Chief Financial Officer	3,135	365	—	9.59	5/3/2014
and Vice President, Finance	79,166	45,834	—	15.77	10/13/2015
	8,124	21,876	—	14.04	11/1/2016
	—	35,000	—	8.92	11/7/2017
David Joseph	50,000	—	—	10.00	10/01/2011
Chief Strategy Officer	30,000	—	—	12.87	5/7/2012
	40,000	—	—	6.39	4/21/2013
	13,541	11,459	—	14.58	10/27/2015
	12,187	32,813	—	14.04	11/1/2016
	—	40,000	—	8.92	11/7/2017
Cornelius (Cees) Hartgring	134,939	—	—	5.40	9/3/2012
Vice President, Client	18,958	16,042	—	14.58	10/27/2015
Services and Sales	13,541	36,459	—	14.04	11/1//2016
	0	80,000	—	8.92	11/7/2017
Kimon Michaels	80,000	—	—	12.87	5/7/2012
Vice President/General	80,000	—	—	6.39	4/21/2013
Manager, Design For	70,000	—	—	12.60	12/15/2013
Manufacturability and	12,999	11,001	—	14.58	10/27/2015
Director	10,833	29,167	—	14.04	11/1/2016
	—	30,000	—	8.92	11/7/2017

OPTION EXERCISES AND STOCK VESTED IN THE FISCAL YEAR 2007

The following table shows the options exercised and stock vested held by our Named Executive Officers in the fiscal year 2007.

	Options Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

John K. Kibarian	—	—	n/a	n/a
Chief Executive Officer, President and Director
Keith A. Jones	—	—	n/a	n/a
Chief Financial Officer and Vice President, Finance
David Joseph	—	—
Chief Strategy Officer
Cornelius (Cees) Hartgring	61	582.55	n/a	n/a
Vice President, Client Services and Sales
Kimon Michaels	—	—	n/a	n/a
Vice President/General Manager, Design For Manufacturability and Director

PENSION BENEFITS FOR THE FISCAL YEAR 2007

None.

The Company does not maintain a pension plan as such term is described in Item 402(h) of Regulation S-K.

NONQUALIFIED DEFERRED COMPENSATION FOR THE FISCAL YEAR 2007

None.

The Company does not maintain a nonqualified defined contribution or other nonqualified deferred compensation plan as such term is described in Item 402(i) of Regulation S-K.

Change of Control Arrangements

On July 9, 1998, we entered into a letter agreement with Mr. Melman to act as our Vice President, Finance and Administration and Chief Financial Officer. This letter agreement provides that in the event Mr. Melman is terminated without cause any time after his one-year anniversary with us and there is no change of control, Mr. Melman will receive six months accelerated vesting of shares purchased pursuant to an option or restricted stock purchase agreement. In the event of a change of control, Mr. Melman will receive 24 months accelerated vesting, regardless of whether his employment is terminated. Additionally, in the event Mr. Melman’s employment with the Company is terminated by the Company at any time without cause, he will be entitled to receive his monthly base salary and benefits for a period of six months, paid on a monthly basis. “Change of control” is defined as an event whereby a party or group of parties, different from those in control of PDF Solutions at the time of Mr. Melman’s offer, attains a majority voting right in PDF Solutions.

On October 10, 2005 we entered into a letter agreement with Mr. Keith A. Jones to act as our Vice President of Finance and Chief Financial Officer. Mr. Jones is entitled to severance equal to approximately six months worth of compensation in the event that he is terminated without cause. This letter agreement also provides that in the event of a change of control of PDF Solutions, he will be entitled to receive twenty-four months acceleration of vesting regardless of whether his employment is terminated. For purposes of Mr. Jones’ agreement, a “change of control” is defined as an event whereby a party or group of parties, different from those maintaining control at the time of Mr. Jones’s agreement, acquires more than 50% of PDF’s Common Outstanding Stock.

On November 17, 2005, we entered into acceleration agreements with each of Lucio L. Lanza, Susan H. Billat, Albert Y.C. Yu, Ph.D. and R. Stephen Heinrichs pursuant to which all of the options to purchase shares of our stock that have been granted or will be granted to each of the aforementioned directors will become vested and exercisable in full in the event of a change in control of PDF. Each of the acceleration agreements will generally remain in effect until terminated by PDF or, if earlier, the date the director in question ceases to provide services to PDF. For purposes of these agreements, a “change of control” is defined as an event whereby a party or group of parties, different from those maintaining control at the time of the acceleration agreement, attains a majority voting right in PDF.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of R. Stephen Heinrichs, Albert Y.C. Yu, Ph.D. and Thomas Caulfield, Ph.D. No member of the Compensation Committee or executive officer of PDF Solutions has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Ms. Billat, Mr. Heinrichs and Mr. Caulfield. Each of the members of the Audit Committee is independent as defined by the current Nasdaq Marketplace Rules. In addition, our Board has determined that Mr. Heinrichs qualifies as an “audit committee financial expert” as defined by SEC rules.

Our Board has adopted a written charter for the Audit Committee which governs the Audit Committee’s functions and responsibilities. This charter was amended and restated on July 23, 2003, and again on January 26, 2005, in light of the Sarbanes-Oxley Act of 2002 and new SEC and FINRA rules. The Audit Committee reviews and reassesses the adequacy of this charter at least once per year and makes recommendations to the Board regarding changes or amendments the Audit Committee deems appropriate.

The Audit Committee, subject to stockholder ratification, appoints the accounting firm to be engaged as the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring, overseeing and assessing the effectiveness of these processes.

The Audit Committee held eight meetings and acted once by written consent during the fiscal year ended December 31, 2007. The meetings were designed to facilitate and encourage communication between the Audit Committee, management and our independent registered public accounting firm, Deloitte & Touche LLP. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP. The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2007 with management and the independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm the adequacy of the Company’s internal control system, financial reporting procedures and the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm, Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with Deloitte & Touche LLP the issue of its independence from PDF Solutions, Inc.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

THE AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS OF PDF SOLUTIONS, INC.:

R. Stephen Heinrichs, Chair
Susan H. Billat
Thomas Caulfield, Ph.D.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report and the Audit Committee Report shall not be deemed to be incorporated by reference into any such filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Fabbrix, Inc.

On May 23, 2007, the Company entered into an Agreement and Plan of Reorganization, or the Merger Agreement, between the Company, Fabbrix, Inc., or Fabbrix, and PDF Acquisition Corp., a wholly-owned subsidiary of the Company, pursuant to which the Company acquired all of the outstanding capital stock of Fabbrix, or the Merger. The Merger was completed on May 24, 2007.

Immediately prior to the Merger, Mr. Lucio L. Lanza, a director and Chairman of the Board, served as President, Chief Executive Officer and Chairman of the Board of Fabbrix. Mr. Lanza also held shares of capital stock of Fabbrix, both individually and through his venture capital firm, Lanza techVentures. In connection with the Merger, Mr. Lanza received $353,000 in cash and 35,722 shares of the Company’s common stock, and will be entitled to receive up to an additional $2.1 million worth of earnout consideration. Lanza techVentures received $1.2 million in cash and 121,720 shares of the Company’s common stock at the Closing, and will be entitled to receive up to an additional $5.4 million worth of earnout consideration. In addition, out of the merger consideration, Lanza techVentures received from Fabbrix $416,000 in cash as repayment of certain bridge loans previously made to Fabbrix.

To evaluate a transaction with Fabbrix, the Board established a special committee consisting exclusively of independent directors, or the Special Committee. The Special Committee reviewed, evaluated and directed the negotiation of the Merger and the Merger Agreement and recommended to the Board that the Company enter into the Merger Agreement. Mr. Lanza did not participate on behalf of the Company in any actions with respect to the transaction and the Merger Agreement, and did not participate in any deliberations or other activities of the Special Committee.

In connection with the Merger and in view of the Nasdaq independent director rules and other applicable requirements, the Board made the determination that Mr. Lanza was no longer independent under those rules and therefore the decision was made for Mr. Lanza to resign from the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board effective at the closing of the Merger. Mr. Lanza continues to serve as Chairman of the Board. Please see “Director Independence” on page 10 of this proxy statement for a discussion of the Board’s decision.

Andrzej Strojwas, the Company’s Chief Technologist was a stockholder of Fabbrix immediately prior to the Merger. In connection with the Merger, Mr. Strojwas received $53,000 in cash and 5,402 shares of the Company’s common stock, and will be entitled to receive up to an additional $311,000 worth of earnout consideration.

Other Transactions

We have granted options to some of our officers and directors. Please see “Compensation of Executive Officers and Other Matters” on page 15 of this proxy statement. We have also entered into acceleration agreements with certain of our officers and directors. Please see “Change of Control Arrangements” on page 23 of this proxy statement.

Review, Approval and Ratification of Transaction with Related Persons

Related party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors, its officers, its employees, and members of their respective families. While we do not maintain a written policy with respect to the identification, review, approval or ratification of transactions with related persons, the Company’s Code of Ethics prohibits conflicts of interest between an employee and the Company and requires an employee to report any such potential conflict to our Compliance Officer. In addition, each officer and director is expected to identify to the Secretary, by means of an annual director questionnaire, any transactions between the Company and any person or entity with which the director may have a relationship that is engaged or about to be engaged in a transaction with the Company.

Limitation of Liability and Indemnification Matters

As permitted by the Delaware general corporation law, we have included a provision in our amended and restated certificate of incorporation to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, other than in cases of fraud or other willful misconduct.

In addition, our Bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware general corporation law. The indemnification agreements require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors’ and officers’ insurance if available on reasonable terms. We have made our form of indemnification available for review on our website and www.sec.gov.. We have obtained directors’ and officers’ liability insurance in amounts comparable to other companies of our size and in our industry.

We believe that all related-party transactions that the Company has entered into were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who own more than 10% of the common stock, or collectively, the Reporting Persons, to file initial reports of ownership and changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, we believe that during the fiscal year ended December 31, 2007, all Reporting Persons, with the exception of Mr. Lanza, complied with all applicable filing requirements.

Mr. Lanza filed a Form 5 on February 14, 2008 to report a delinquent Form 4 report covering his acquisition of the Company’s common stock in connection with our acquisition of Fabbrix. The Form 5 filed by Mr. Lanza is available for review at www.sec.gov..

Other Matters

The Board knows of no other business that will be presented to the Meeting. If any other business is properly brought before the Meeting, the enclosed proxy will be voted in respect thereof as the proxy holders deem advisable.

It is important that the enclosed proxies be returned promptly and that your shares be represented at the Meeting. Stockholders are urged to mark, date, execute and promptly return the enclosed proxy card in the enclosed envelope.

By Order of the Board of Directors,

PETER COHN
Secretary

San Jose, California
April 22, 2008

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 22, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1. Election of Directors:		For	Withhold		For	Withhold		For	Withhold	+
	01 - Thomas Caulfield, Ph.D.	☐	☐	02 - Albert Y.C. Yu, Ph.D.	☐	☐	03 - R. Stephen Heinrichs	☐	☐

☐
If you wish to withhold authority to vote for any individual nominee, write that nominee’s name, or those nominees’ names, in the space printed above.

		For	Against	Abstain
2.	Proposal to ratify the appointment by the audit committee of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the company for the fiscal year ending December 31, 2008.	☐	☐	☐	And, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

B Non-Voting Items Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — PDF Solutions, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PDF SOLUTIONS, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2008
The undersigned stockholder of PDF Solutions, Inc., a Delaware corporation, (the ‘‘Company’’) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 22, 2008, and hereby appoints John K. Kibarian and Keith A. Jones or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of PDF Solutions, Inc. to be held on Thursday, May 22, 2008, at 1:00 p.m. PDT, Crowne Plaza Hotel, 282 Almaden Boulevard, San Jose, CA 95113, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008; AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.
PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY